EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 30th day of December, 2008

AMONG:

YOO INC., a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 45 Or Hachaim St., Bnei Brak, Israel, 51527

(“YOO”)

AND:

IX ENERGY ACQUISITION, INC., a corporation formed pursuant to the laws of the State of Delaware and a wholly owned subsidiary of YOO

(the "Acquirer")

AND:

IX ENERGY, INC., a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 75 Franklin Street, 2nd Floor, New York, NY 10013

("IX Energy")

WHEREAS:

A.    IX Energy is a Delaware corporation which specializes in the design and installation of solar power systems;

B.    The IX Energy shareholders own an aggregate of 1,108.5030 IX Energy Shares, being 100% of the presently issued and outstanding IX Energy Shares;

C.    YOO is a reporting company whose common stock is quoted on the OTC Bulletin Board and which has been engaged in a search for potential merger candidates; and

D.    The respective Boards of Directors of YOO, IX Energy and the Acquirer deem it advisable and in the best interests of YOO, IX Energy and the Acquirer that the Acquirer merge with and into IX Energy (the "Merger") pursuant to this Agreement and the Certificate of Merger, and the applicable provisions of the laws of the State of Delaware.

NOW THEREFORE, WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1    In this Agreement the following terms will have the following meanings:

(a)	“Acquisition Shares” means the 16,783,012YOO Common Shares, which shares are to be issued and delivered to the IX Energy Shareholders at Closing pursuant to the terms of the Merger;

(b)	“Agreement” means this agreement and plan of merger among YOO, the Acquirer, and IX Energy;

(c)
“Amendment” means an amendment to YOO’s Articles of Incorporation to: (i) effect a reverse stock split in a ratio to be determined by the board of directors of YOO; and (ii) create a series of preferred stock consisting of 10,000,000 shares, no par;

(d)
“Amendment Approval” means (i) the vote by the stockholders of YOO to approve the Amendment and (ii) the filing by the Company of the Amenemdnt with the Secretary of State of the State of Delaware and the acceptance of the Amendment by the Secretary of State of Delaware

(e)	“DGCL” means the Delaware General Corporation Law;

(f)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

(g)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(h)	“Commission” means the Securities and Exchange Commission;

(i)
“Effective Time” means the date of the filing of an appropriate Certificate of Merger in the form required by the State of Delaware provided that the Merger shall become effective as provided in the DGCL;

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(k)	“Forward Split” means a 2.75 for 1 forward split of the YOO Common Shares to be conducted at Closing and effective with a record date within 30 days of the Closing Date;

(l)	“Merger” means the merger, at the Effective Time, of IX Energy and the Acquirer pursuant to this Agreement;

(m)	“YOO Business” means all aspects of any business conducted by YOO and its subsidiaries;

(n)
“YOO Common Shares” means the shares of common stock, par value $0.0001, in the capital of YOO, it being understood that YOO intends to effect a 2.75 forward split contemporaneous with, or immediately following, the Closing to be effective as soon as it is reasonably practicable;

(o)
“YOO Financial Statements” means, collectively, the audited financial statements of YOO for the two fiscal years ended December 31, 2007 and 2006, and the unaudited financial statements of YOO for the period ending September 30, 2008;

(p)	“Place of Closing” means the offices of Sichenzia Ross Friedman Ference LLP, or such other place as YOO and IX Energy may mutually agree upon;

(q)	“PPM” means the private placement memorandum of IX Energy Holdings, Inc. (including all exhibits and supplements thereto), dated [________], 2008;

(r)	“IX Energy Accounts Receivable” means all accounts receivable and other amounts owing to IX Energy;

(s)
“IX Energy Assets” means all the property and assets of the IX Energy Business of every kind and description wherever situated including, without limitation, IX Energy Inventory, IX Energy Material Contracts, IX Energy Accounts Receivable, IX Energy Cash, IX Energy Intangible Assets and IX Energy Goodwill, and all credit cards, charge cards and banking cards issued to IX Energy;

(t)	“IX Energy Business” means all aspects of the business conducted by IX Energy and its subsidiaries;

(u)	“IX Energy Cash” means all cash on hand or on deposit to the credit of IX Energy on the Closing Date;

(v)
“IX Energy Financial Statements” means collectively, the audited financial statements of IX Energy for the fiscal years ending December 31, 2007 and December 31, 2006, and the unaudited financial statements of IX Energy for the period ending September 30, 2008, which shall be delivered at Closing, all of which will be prepared in accordance with United States generally accepted accounting principles and the requirements of Regulation S-X as promulgated by the Commission;

(w)
“IX Energy Goodwill” means the goodwill of the IX Energy Business together with the exclusive right of IX Energy to represent itself as carrying on the IX Energy Business in succession of IX Energy subject to the terms hereof, and the right to use any words indicating that the IX Energy Business is so carried on including the right to use the name "IX Energy” or any variation thereof as part of the name of or in connection with the IX Energy Business or any part thereof carried on or to be carried on by IX Energy, the right to all corporate, operating and trade names associated with the IX Energy Business, or any variations of such names as part of or in connection with the IX Energy Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the IX Energy Business, all necessary licenses and authorizations and any other rights used in connection with the IX Energy Business;

(x)
“IX Energy Intangible Assets” means all of the intangible assets of IX Energy, including, without limitation, IX Energy Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of IX Energy;

(y)	“IX Energy Inventory” means all inventory and supplies of the IX Energy Business as of September 30, 2008 as increased or decreased in the ordinary course of business;

(z)
“IX Energy Material Contracts” means the burden and benefit of and the right, title and interest of IX Energy in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which IX Energy is entitled in connection with the IX Energy Business under which IX Energy is obligated to pay or entitled to receive the sum of Ten Thousand Dollars ($10,000) or more annually including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice; and

(aa)	“IX Energy Shares” means all of the issued and outstanding shares of IX Energy's equity stock;

(bb)	“IX Energy Shareholders” means all of the holders of the issued and outstanding IX Energy Shares;

(cc)	“Securities Act” means the Securities Act of 1933, as amended;

(dd)	“SEC Reports” means all forms, reports and documents filed and required to be filed by YOO with the Commission under the Exchange Act on and after January 1, 2006 through the date hereof;

(ee)
“Subscription Agreements” means the series of subscription agreements between IX Energy Holdings, Inc. and a group of investors, pursuant to the PPM, pursuant to which the investors will subscribe for shares of IX Energy Holdings Inc.’s common stock;

(ff)	“Surviving Company” means IX Energy following the merger with the Acquirer;

(gg)
“2008 Plan” means an incentive stock option plan intended to qualify under Section 422 of the Internal Revenue Code, pursuant to which YOO shall be authorized to issue up to 12,000,000 shares of common stock;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2    The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section References and Schedules

1.3    Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

Severability of Clauses

1.4    If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

The Merger

2.1    At Closing, the Acquirer shall be merged with and into IX Energy pursuant to this Agreement and the separate corporate existence of the Acquirer shall cease and IX Energy, as it exists from and after the Closing, shall be the Surviving Company.

Effect of the Merger

2.2    The Merger shall have the effect provided therefore by the DGCL. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choices in action, and all and every other interest of or belonging to or due to IX Energy or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of IX Energy and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of IX Energy and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of IX Energy and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of IX Energy or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Articles of Incorporation; Bylaws; Directors and Officers

2.3    The Articles of Incorporation of the Surviving Company from and after the Closing shall be the Articles of Incorporation of IX Energy as in effect immediately prior to the Closing until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the DGCL.  The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of IX Energy as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Articles of Incorporation of the Surviving Company and as provided by the DGCL.  The directors and officers of the Surviving Company from and after the Closing shall be the directors and officers of IX Energy immediately prior to the Closing.

Conversion of Securities

2.4    At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer or IX Energy, the shares of capital stock of each of IX Energy and the Acquirer shall be converted as follows:

(a)
Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)
Conversion of IX Energy Shares. Each IX Energy Share that is issued and outstanding at the Effective Time, shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive 15,140.25 Acquisition Shares for each IX Energy Share. All such IX Energy Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

2.5    Dissenting Shareholders

(a)
Notwithstanding any provision of this Agreement to the contrary, each share of IX Energy common stock that is issued and outstanding immediately prior to the Closing and that is held by a shareholder of IX Energy who has not voted in favor of this Agreement or consented thereto in writing and who shall have otherwise perfected such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL (each such shareholder, a “Dissenting Stockholder”, and each share of IX Energy common stock held by such shareholder, a “Dissenting Share”) shall not be canceled, extinguished and converted, but shall be entitled to receive from the Surviving Corporation the value of the shares of IX Energy common stock held by such Dissenting Stockholder as determined pursuant to Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares under Section 262 of the DGCL, each share of IX Energy common stock of such Dissenting Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Closing, the right to receive shares of YOO common stock, and such share of IX Energy common stock shall no longer be a Dissenting Share.  In such event, IX Energy shall deliver the number of shares of YOO common Stock to which such shareholder is entitled (without interest) upon surrender by such shareholder of the certificate or certificates representing the shares of IX Energy common stock held by such shareholder.

(b)
IX Energy shall provide notice in accordance with the DGCL to each shareholder that is entitled to appraisal rights; provided that if the IX Energy shareholders have approved the Merger by written consent pursuant to Section 228 of the DGCL, IX Energy shall provide notice promptly, and in any event within five (5) business days, after such stockholder approval is obtained.  IX Energy shall give prompt notice to YOO of any demands received by IX Energy for appraisal of shares of IX Energy common stock.  The Surviving Corporation shall promptly pay to any Dissenting Stockholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by the Court of Chancery of the State of Delaware with respect to, such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF YOO

Representations and Warranties

3.1    YOO and the Acquirer jointly and severally represent and warrant in all material respects to IX Energy, with the intent that IX Energy will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

YOO - Corporate Status and Capacity

(a)
Incorporation. YOO is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware.

(b)
Carrying on Business. YOO and its subsidiaries, currently do not carry on any material business activity in any jurisdiction. The nature of the YOO Business does not require YOO and its subsidiaries to register or otherwise be qualified to carry on business in any jurisdiction other than the respective states of their organization, where YOO and its subsidiaries  are each dully qualified and authorized to do business;

(c)	Corporate Capacity. YOO has the corporate power, capacity and authority to own its assets and to enter into and complete this Agreement. None of YOO’s subsidiaries has any assets or liabilities;

(d)
Reporting Status; Listing. YOO’s common stock is registered under Section 12(g) of the Exchange Act and YOO is required to file current reports with the Commission pursuant to Section 13(a) of the Exchange Act. The YOO Common Shares are quoted on the OTC Bulletin Board under the symbol “YOOO”. None of YOO’s subsidiaries has common stock that is registered under Section 12(g) of the Exchange Act and none of YOO’s subsidiaries is required to file current reports with Commission pursuant to Section 13(a) or 15(d) of the Exchange Act;

(e)
SEC Reports. YOO has filed all SEC Reports with the Commission under the Exchange Act. The SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the Exchange Act. None of the SEC Reports, including without limitation any financial statements or schedules included therein, contains any untrue statements of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

Acquirer - Corporate Status and Capacity

(f)
Incorporation. The Acquirer is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(g)	Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on business activities to date;

(h)	Corporate Capacity. The Acquirer has the corporate power, capacity and authority to enter into and complete this Agreement;

YOO - Capitalization

(i)	Authorized Capital. The authorized capital of YOO consists of 100,000,000 shares of common stock, $0.0001 par value, of which 6,000,000 YOO Common Shares are presently issued and outstanding.

(j)
No Option. Except as provided in, contemplated by, or set forth in this Agreement, the SEC Reports, the PPM or the Subscription Agreements, no person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any common or preferred shares of YOO or for the purchase, subscription or issuance of any of the unissued shares in the capital of YOO;

Acquirer - Capitalization

(k)	Authorized Capital. The authorized capital of the Acquirer consists of 300 shares of common stock, of which 300 shares of common stock are presently issued and outstanding and which are owned by YOO;

(l)
No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any common or preferred shares in Acquirer or for the purchase, subscription or issuance of any of the unissued shares in the capital of Acquirer;

YOO - Records and Financial Statements

(m)	Charter Documents. The charter documents of YOO and the Acquirer are as set forth as exhibits to the officers certificate to be delivered at Closing pursuant to Section 9.3 hereof;

(n)
Corporate Minute Books.  YOO and its subsidiaries, are not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws;

(o)
YOO Financial Statements. The YOO Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of YOO, including the assets and liabilities, if any of YOO’s subsidiaries, as of the respective dates thereof, and the results of operations and changes in financial position of YOO during the period covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated;

(p)
YOO Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of YOO or its subsidiaries, which are not reflected in the YOO Financial Statements except those incurred in the ordinary course of business since the date of the YOO Financial Statements, and neither YOO nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation;

(q)	YOO Accounts Receivable. There are no accounts receivable of YOO or any of YOO’s subsidiaries;

(r)
No Debt. Neither YOO nor its subsidiaries are, on the date hereof and on Closing, materially indebted to any, person or entity or other third party, including any affiliate, director or officer of YOO;

(s)
No Related Party Debt to YOO. No director or officer or affiliate of YOO or its subsidiaries, is now indebted to or under any financial obligation to YOO or its subsidiaries on any account whatsoever, except for advances on account of travel and other expenses not exceeding One Thousand Dollars ($1,000) in total;

(t)
No Dividends. Except for the Forward Split, no dividends or other distributions on any shares in the capital of YOO have been made, declared or authorized since the date of the YOO Financial Statements;

(u)
No Payments. No payments of any kind have been made or authorized since the date of the YOO Financial Statements to or on behalf of officers, directors, shareholders or employees of YOO or its subsidiaries or under any management agreements with YOO or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(v)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting YOO or its subsidiaries;

(w)	No Adverse Events. Since September 30, 2008,

(i)
there has not been any material adverse change in the properties, results of operations, financial position or condition (financial or otherwise) of YOO, its subsidiaries, its assets or liabilities or any damage, loss or other change in circumstances materially affecting YOO, the YOO Business or YOO’s right to carry on the YOO Business, other than non-material changes in the ordinary course of business or as contemplated pursuant to this Agreement,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting YOO, its subsidiaries, or the YOO Business,

(iii)
there has not been any material increase in the compensation payable or to become payable by YOO to any of YOO’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the YOO Business has been and continues to be carried on in the ordinary course,

(v)	YOO has not waived or surrendered any right of material value,

(vi)	Neither YOO nor its subsidiaries have discharged, satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and

(vii)	no capital expenditures have been authorized or made by YOO.

YOO - Income Tax Matters

(x)
Tax Returns. As of the Closing Date, all tax returns of YOO and its subsidiaries, required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by YOO and its subsidiaries, or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid and no amounts are owed to any taxing authority as of the Closing Date. Without limiting the generality of the foregoing, YOO hereby repreents that no amounts are owed to any taxing authorities by YOO and/or its subsidiaries, for the period commencing on the formation(incorporation) of YOO though the Closing Date;

(y)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by YOO or its subsidiaries.  There are no contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns for YOO or its subsidiaries;

YOO - Applicable Laws and Legal Matters

(z)
Licenses. YOO and its subsidiaries hold all licenses and permits as may be requisite for carrying on the YOO Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the YOO Business;

(aa)
Applicable Laws. Neither YOO nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the YOO Business, and to YOO’s knowledge, neither YOO nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the YOO Business;

(bb)
Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to YOO, its subsidiaries, or the YOO Business nor does YOO have any knowledge of any act or omission of YOO or its subsidiaries that would form any material basis for any such action or proceeding;

(cc)
No Bankruptcy. Neither YOO nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against YOO or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of YOO or its subsidiaries;

(dd)
Labor Matters. Neither YOO nor its subsidiaries are party to any collective agreement relating to the YOO Business with any labor union or other association of employees and no part of the YOO Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of YOO, has made any attempt in that regard;

(ee)
Finder's Fees. Unless otherwise disclosed, neither YOO nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(ff)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of YOO and the Acquirer;

(gg)	No Violation or Breach. The execution and performance of this Agreement will not:

(i)
violate the charter documents of YOO or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which YOO or its subsidiaries are a party,

(ii)	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by YOO or its subsidiaries,

(iii)	result in any alteration of YOO’s or its subsidiaries’ obligations under any agreement to which YOO or its subsidiaries are party,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of YOO,

(v)	result in the imposition of any tax liability to YOO or its subsidiaries relating to the assets of YOO, or

(vi)	violate any court order or decree to which either YOO or its subsidiaries is subject;

The YOO Business

(hh)
Maintenance of Business. Since the date of the YOO Financial Statements, YOO and its subsidiaries have not entered into any material agreement or commitment except in the ordinary course and except as provided in, contemplated by, or set forth in this Agreement, the PPM, the Subscription Agreements or in the SEC Reports;

(ii)
Subsidiaries. Except for the Acquirer, YOO does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.  References in this Agreement to any subsidiaries of the YOO shall include the Acquirer  and any other subsidiary that YOO may have but has not disclosed in this Agreement;

YOO - Acquisition Shares

(jj)
Acquisition Shares. The Acquisition Shares when delivered to the holders of IX Energy Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of YOO, in all cases subject to the provisions and restrictions of all applicable securities laws; and

(kk)
Securities Law Compliance.  Except as set forth in the SEC Reports, YOO has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock).  Neither YOO nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of YOO under circumstances which would require the integration of such offering with the offering of the Acquisition Shares issued to the IX Energy Shareholders) which subject the issuance or sale of such shares to the IX Energy Shareholders to the registration requirements of Section 5 of the Securities Act.

Non-Merger and Survival

3.2    The representations and warranties of YOO and the Acquirer contained herein are true and correct as of the date of this Agreement and will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the IX Energy Shareholders, the representations and warranties of YOO shall survive the Closing for a period of two (2) years.

Indemnity

3.3    Yoo shall indemnify and save harmless IX Energy and the IX Energy Shareholders from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the JTO to defend any such claim), resulting from the breach by YOO of any representation, covenant or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by YOO and/or the Acquirer to IX Energy hereunder.

ARTICLE 4
COVENANTS OF YOO

Covenants

4.1    YOO covenants and agrees with IX Energy that YOO will:

(a)	Forward Split. Within 30 days following the Closing, effectuate a 2.75 for 1 forward split of its Common Stock.

(b)
Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

(c)
Access. Until the Closing, give the IX Energy Shareholders and their representatives full access to all of the properties, books, contracts, commitments and records of Yoo, and furnish to the IX Energy Shareholders and their representatives all such information as they may reasonably request;

(d)	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger;

(e)	Public Information. Make and keep public information available, as those terms are understood and defined in Rule 144 (defined below); and

(f)	SEC Filings. File with the Commission in a timely manner, all reports and other documents required of YOO under either the Securities Act or the Exchange Act.

(g)
Tax Returns. YOO shall on and after the Closing Date be responsible for any taxes owed or penalties thereon pertaining to the failure of YOO and its subsidiaries to file tax returns with the appropriate jurisdictions for any periods prior to Closing.

Authorization

4.2    YOO hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting YOO and its subsidiaries to release any and all information in their possession respecting YOO and its subsidiaries to IX Energy. YOO shall promptly execute and deliver to IX Energy any and all consents to the release of information and specific authorizations which IX Energy reasonably requires to gain access to any and all such information.

Reports Under the Exchange Act

4.3    With a view to making available to the IX Energy Shareholders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the IX Energy Shareholders to sell securities of YOO to the public without registration and without imposing restrictions arising under the federal securities laws on the purchases thereof (“Rule 144”), and provided that the applicable holding period imposed by Rule 144 has been met, YOO agrees to furnish to each IX Energy Shareholder, so long as such IX Energy Shareholder owns YOO Common Shares, promptly upon request, (i) a written statement by YOO that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of YOO and such other reports and documents so filed by YOO, and (iii) such other information as may be reasonably requested to permit the IX Energy Shareholders to sell such securities pursuant to Rule 144 without registration.

Survival

4.4    The covenants set forth in this Article shall survive the Closing for the benefit of the IX Energy Shareholders and shall continue to survive for a period not to exceed one year from the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
IX ENERGY

Representations and Warranties

5.1    IX Energy represents and warrants in all material respects to YOO, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

IX Energy- Corporate Status and Capacity

(a)
Incorporation. IX Energy is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(b)
Carrying on Business. IX Energy carries on business primarily in the State of New York and does not carry on any material business activity in any other jurisdiction. The nature of the IX Energy Business does not require IX Energy to register or otherwise be qualified to carry on business in any other jurisdiction;

(c)
Corporate Capacity. IX Energy has the corporate power, capacity and authority to own the IX Energy Assets and to carry on the IX Energy Business and IX Energy has the corporate power, capacity and authority to enter into and complete this Agreement;

IX Energy- Capitalization

(d)	Authorized Capital. The authorized capital of IX Energy consists of 1,500 shares of common stock, no par value;

(e)
Ownership of IX Energy Shares. The issued and outstanding share capital of IX Energy consist of 1,169.6271 common shares (being the IX Energy Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The IX Energy Shareholders will be at Closing the registered and beneficial owner of the IX Energy Shares. The IX Energy Shares owned by the IX Energy Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through YOO and/or the Acquirer;

(f)	No Restrictions. There are no restrictions on the transfer, sale or other disposition of IX Energy Shares contained in the charter documents of IX Energy or under any agreement;

IX Energy- Records and Financial Statements

(g)
Charter Documents. The charter documents of IX Energy have not been altered since its incorporation date, except as filed in the record books of IX Energy, and IX Energy is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation (or other charter documents) or by-laws;

(h)
IX Energy Financial Statements. The IX Energy Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of IX Energy as of the respective dates thereof, and the results of operations and changes in financial position of IX Energy during the periods covered thereby, and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated;

(i)
IX Energy Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of IX Energy which are not reflected in the IX Energy Financial Statements except those incurred in the ordinary course of business since the date of the IX Energy Financial Statements;

(j)	No Dividends. No dividends or other distributions on any shares in the capital of IX Energy have been made, declared or authorized since the date of the IX Energy Financial Statements;

IX Energy- Income Tax Matters

(k)
Tax Returns. All tax returns and reports of IX Energy required by law to be filed have been filed and to the best of IX Energy’s knowledge and belief are true, complete and correct, and any taxes payable in accordance with any return filed by IX Energy or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

(l)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by IX Energy. IX Energy is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

IX Energy- Applicable Laws and Legal Matters

(m)
Licenses. IX Energy holds all licenses and permits as may be requisite for carrying on the IX Energy Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the IX Energy Business;

(n)
Applicable Laws. IX Energy has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the IX Energy Business, and, to IX Energy’s knowledge and belief, IX Energy is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the IX Energy Business;

(o)
Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to IX Energy, the IX Energy Business, or any of the IX Energy Assets, nor does IX Energy have any knowledge of any deliberate act or omission of IX Energy that would form any material basis for any such action or proceeding;

(p)
No Bankruptcy. IX Energy has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against IX Energy and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of IX Energy;

(q)
Labor Matters. IX Energy is not a party to any collective agreement relating to the IX Energy Business with any labor union or other association of employees and no part of the IX Energy Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of IX Energy, has made any attempt in that regard and IX Energy has no reason to believe that any current employees will leave IX Energy's employ as a result of this Merger;

Execution and Performance of Agreement

(r)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of IX Energy and the IX Energy Shareholders;

(s)	No Violation or Breach. The execution and performance of this Agreement will not

(i)	violate the charter documents of IX Energy or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which IX Energy is a party,

(ii)
except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, give any person any right to terminate or cancel any agreement including, without limitation, IX Energy Material Contracts, or any right or rights enjoyed by IX Energy,

(iii)
except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, result in any material alteration of IX Energy's obligations under any agreement to which IX Energy is a party including, without limitation, the IX Energy Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the IX Energy Assets,

(v)	result in the imposition of any tax liability to IX Energy relating to IX Energy Assets or the IX Energy Shares, or

(vi)	violate any court order or decree to which IX Energy is subject;

IX EnergyAssets - Ownership and Condition

(t)
No Option. Except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the IX Energy Assets;

(u)
IX Energy Material Contracts. Except as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements, the IX Energy Material Contracts constitute all of the material contracts of IX Energy;

(v)
No Default. There has not been any default in any material obligation of IX Energy or any other party to be performed under any of the IX Energy Material Contracts, each of which is in good standing and in full force and effect and unamended, and IX Energy is not aware of any default in the obligations of any other party to any of the IX Energy Material Contracts;

IX EnergyAssets - IX Energy Goodwill and Other Assets

(w)	IX Energy does not have any knowledge of any infringement by IX Energy of any patent, trademark, copyright or trade secret;

The Business of IX Energy

(x)
Maintenance of Business. Since the date of the IX Energy Financial Statements, the IX Energy Business has been carried on in the ordinary course, and IX Energy has not entered into any material agreement or commitment except in the ordinary course or as provided in, contemplated by, or set forth in the PPM or the Subscription Agreements; and

(y)	Subsidiaries. IX Energy does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Non-Merger and Survival

5.2    The representations and warranties of IX Energy contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by YOO, the representations and warranties of IX Energy shall survive the Closing for a period of two (2) years.

Indemnity

5.3    IX Energy agrees to indemnify and save harmless YOO from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of IX Energy to defend any such claim), resulting from the breach by IX Energy of any representation or warranty of IX Energy made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by IX Energy to YOO hereunder.  Legal fees and other costs of defending and prosecuting this action shall be borne by IX Energy.

ARTICLE 6
COVENANTS OF IX ENERGY

Covenants

6.1    IX Energy covenants and agrees with YOO that it will:

(a)
Conduct of Business. Until the Closing, conduct the IX Energy Business diligently and in the ordinary course consistent with the manner in which the IX Energy Business generally has been operated up to the date of execution of this Agreement;

(b)	Preservation of Business. Until the Closing, use their best efforts to preserve the IX Energy Business and the IX Energy Assets;

(c)
Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the IX Energy Assets, including the IX Energy Material Contracts; and

(d)
Reporting and Internal Controls. From and after the Effective Time, forthwith take all required actions to implement internal controls on the business of the Surviving Company to ensure that the Surviving Company complies with Section 13(b)(2) of the Exchange Act.

Authorization

6.2    IX Energy hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting IX Energy to  release any and all information in their possession respecting IX Energy to YOO.  IX Energy shall promptly execute and deliver to YOO any and all consents to the release of information and specific authorizations which YOO reasonably require to gain access to any and all such information.

Survival

6.3    The covenants set forth in this Article shall survive the Closing for the benefit of YOO.

ARTICLE 7
CONDITIONS PRECEDENT

Conditions Precedent in favor of YOO

7.1    YOO’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by YOO) of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to YOO as set forth in Article 9 hereof will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by IX Energy at or prior to the Closing will have been complied with or performed;

(c)
title to the IX Energy Shares held by the IX Energy Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever not created by or through YOO and/or the Acquirer;

(d)	the Certificate of Merger shall be executed by IX Energy in form acceptable for filing with the Delaware Secretary of State;

(e)	reserved;

(f)	subject to Article 8 hereof, there will not have occurred:

(i)
any material adverse change in the financial position or condition of IX Energy, its liabilities or the IX Energy Assets or any damage, loss or other change in circumstances materially and adversely affecting the IX Energy Business or the IX Energy Assets or IX Energy's right to carry on the IX Energy Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to IX Energy or the IX Energy Business (whether or not covered by insurance) materially and adversely affecting IX Energy, the IX Energy Business or the IX Energy Assets;

(g)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any; and

(h)	all representations and warranties of IX Energy contained herein shall be true and correct as of the Closing Date.

(i)	reserved;

(j)
the completion of the sale of Units (as defined in the PPM) for an aggregate purchase price of at least $2,750,000 pursuant to the PPM and the Subscription Agreements, contemporaneously  with the Merger contemplated by this Agreement;

Waiver by YOO

7.2    The conditions precedent set out in the preceding section are inserted for the exclusive benefit of YOO and any such condition may be waived in whole or in part by YOO at or prior to Closing by delivering to IX Energy a written waiver to that effect signed by YOO. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, YOO shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of IX Energy

7.3    The obligations of IX Energy to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to IX Energy or the IX Energy Shareholders hereunder will have been so executed and delivered;

(b)
the completion of the sale of Units (as defined in the PPM) for an aggregate purchase price of at least $2,750,000 pursuant to the PPM and the Subscription Agreements, contemporaneously  with the Merger contemplated by this Agreement;

(c)
all directors and officers of YOO shall have tendered their resignations in a form reasonably acceptable to IX Energy, and the IX Energy’s Shareholders’ nominees shall have been appointed to YOO’s board of directors in a form reasonably acceptable to IX Energy;

(d)	IX Energy shall be in receipt of the IX Energy Financial Statements;

(e)	reserved;

(f)	YOO shall have no liabilities (or all outstanding liabilities shall be satisfied at Closing);

(g)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by YOO or the Acquirer at or prior to the Closing shall have been complied with or performed;

(h)	IX Energy shall have completed its review and inspection of the books and records of YOO and its subsidiaries and shall be reasonably satisfied with same in all material respects;

(i)
YOO shall have delivered an instruction letter to the transfer agent to issue the Acquisition Shares to be issued pursuant to the terms of the Merger to the IX Energy Shareholders and the Acquisition Shares will be registered on the books of YOO in the name of the IX Energy Shareholders at the Effective Time;

(j)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(k)	the Certificate of Merger shall be executed by the Acquirer in form acceptable for filing with the Delaware Secretary of State;

(l)	the insiders of YOO holding restricted shares shall execute a cancellation agreement in form and substance reasonably satisfactory to IX Energy;

(m)	subject to Article 8 hereof, there will not have occurred

(i)
any material adverse change in the financial position or condition of YOO, its subsidiaries, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting YOO or the YOO Business or YOO’s right to carry on the YOO Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to YOO or the YOO Business (whether or not covered by insurance) materially and adversely affecting YOO, its subsidiaries or its assets;

(k)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any; and

(l)	all representations and warranties of YOO and the Acquirer contained herein shall be true and correct as of the Closing Date.

(m)
YOO shall prepare appropriate tax returns for YOO and any of its subsidiaries as contemplated in Section 3.1(x) and shall submit such return to IX Energy for its review and comment; YOO shall incorporate any reasonable comments of IX Energy into such tax returns and after YOO shall file such returns with the appropriate jurisdiction. YOO shall pay and be responsible for all filing fees, penalties and payments related to such tax returns.

Waiver by IX Energy

7.4    The conditions precedent set out in the preceding section are inserted for the exclusive benefit of IX Energy and any such condition may be waived in whole or in part by IX Energy at or prior to the Closing by delivering to YOO a written waiver to that effect signed by IX Energy. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing IX Energy shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

7.5    The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions precedent in favor of the other party or parties set forth in this Article.

Confidentiality

7.6    Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from IX Energy and YOO and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that YOO may be required to issue news releases regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of YOO’s filings with the Commission.

ARTICLE 8
RISK

Material Change in the Business of IX Energy

8.1    If any material loss or damage to the IX Energy Business occurs prior to Closing and such loss or damage, in YOO's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, YOO shall, within two (2) days following any such loss or damage, by notice in writing to IX Energy, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to YOO's obligations to carry out the transactions contemplated hereby, be vested in IX Energy or otherwise adequately secured to the satisfaction of YOO on or before the Closing Date.

Material Change in the YOO Business

8.2    If any material loss or damage to the YOO Business occurs prior to Closing and such loss or damage, in IX Energy's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, IX Energy shall, within two (2) days following any such loss or damage, by notice in writing to YOO, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to IX Energy's obligations to carry out the transactions contemplated hereby, be vested in YOO or otherwise adequately secured to the satisfaction of IX Energy on or before the Closing Date.

ARTICLE 9
CLOSING

Closing

9.1    The Merger and the other transactions contemplated by this Agreement will be closed on or before December [__], 2008, in accordance with the closing procedure set out in this Article.

Documents to be Delivered by IX Energy

9.2    On or before the Closing, IX Energy will deliver or cause to be delivered to YOO:

(a)	an executed copy of this Agreement;

(b)
all reasonable consents or approvals required to be obtained by IX Energy for the purposes of completing the Merger and preserving and maintaining the interests of IX Energy under any and all IX Energy Material Contracts and in relation to IX Energy Assets;

(c)
an officers certificate containing articles, bylaws, and certified copies of such resolutions of the shareholders and directors of IX Energy as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	an acknowledgement from IX Energy of the satisfaction of the conditions precedent set forth in section 7.3 hereof;

(e)	such other documents as YOO may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by YOO

9.3    On or before the Closing, YOO and the Acquirer shall deliver or cause to be delivered to IX Energy:

(a)	an executed copy of this Agreement;

(b)	an irrevocable instruction letter to the transfer agent to issue share certificates representing the Acquisition Shares duly registered in the names of the IX Energy Shareholders;

(c)
an officers certificate containing articles, bylaws, and certified copies of such resolutions of the directors of YOO and the Acquirer as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	a certified copy of a resolution of the directors of YOO dated as of the Closing Date appointing the nominees of the IX Energy Shareholders to the board of directors of YOO;

(e)	resignations of each of the officers and directors of YOO in a form reasonably acceptable to IX Energy;

(f)	a cancellation agreement executed by the YOO affiliates whereby the affiliates agree to cancel their shares in the aggregate amount of 4,000,000 shares (pre-Forward Split);

(g)	an acknowledgement from YOO of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

(h)	such other documents as IX Energy may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 10
POST-CLOSING MATTERS

General

10.1         Forthwith after the Closing, YOO and IX Energyagree to use all their best efforts to:

(a)	file the Certificate of Merger with the Secretary of State of Delaware; and

(b)	issue a news release reasonably acceptable to each party reporting the Closing; and

(c)
file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement which includes audited financial statements of IX Energy as well as pro forma financial information of IX Energy and YOO as required by Regulation S-X as promulgated by the Commission (all at no cost to the IX Energy Shareholders); and

(d)	conduct a 2.75 for 1 forward split of the YOO Common Stock; and

(e)	take such steps as required to change the name of YOO to “IX Energy Holdings,Inc” as of the earliest practical date following the date hereof but in any event within 60 days of the Closing; and

(f)
hold a special meeting of the shareholders of YOO or obtain a written consent of the shareholders of YOO holding in excess of a majority of the issued and outstanding shares of common stock of YOO for the purpose of obtaining the Amendment Approval as of the earliest practical date following the date hereof, but in no event within 120 calendar days of the Closing.  YOO agrees to file the Amendment with the Secretary of State of the State of Delaware on or about the 10th day following the date on which the Amendment Approval is obtained; and.

(g)
adopt the 2008 Plan, and hold a special meeting of the shareholders of YOO or obtain a written consent of the shareholders of YOO holding in excess of a majority of the issued and outstanding shares of common stock of YOO for the purpose of approving the 2008 Plan as soon as of the earliest practical date following the date hereof but in any event within 120 days of the Closing.

ARTICLE 11
GENERAL PROVISIONS

Arbitration

11.1    The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within thirty (30) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration.

Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be settled by binding arbitration by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and governed by the laws of the State of Delaware (without regard to the choice-of-law rules or principles of that jurisdiction).  Judgment upon the award may be entered in any court located in the State of New York, and all the parties hereto hereby expressly waive any objections or defense based upon lack of personal jurisdiction.

Each of the plaintiff and defendant party to the arbitration shall select one (1) arbitrator (or where multiple plaintiffs and/or defendants exist, one (1) arbitrator shall be chosen collectively by such parties comprising the plaintiffs and one (1) arbitrator shall be chosen collectively by those parties comprising the defendants) and then the two (2) arbitrators shall mutually agree upon the third arbitrator.  Where no agreement can be reached on the selection of either a third arbitrator or an arbitrator to be named by either a group of plaintiffs or a group of defendants, any implicated party may apply to a judge of the courts of the State of New York, to name an arbitrator.    Process in any such action or proceeding may be served on any party anywhere in the world.

Indemnification Provisions

11.2    Notice to Indemnifying Party.  If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 3.3 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the losses that have been or may be sustained by the Indemnitee.  The Indemnifying Party may, subject to the other provisions of this Section 11.2, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim.  If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability.  The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto.  The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder.  All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party.  The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party.   If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

Notice

11.3    Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid  certified or registered mail, or Facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by Facsimile shall be deemed to have been received on the actual date of delivery.

Addresses for Service

11.4        The address for service of notice of each of the parties hereto is as follows:

(a)	YOO or the Acquirer:

Yoo Inc.
45 Or Hachaim St.
Bnei Brak, Israel 51527
Attn:  Zvi Pessahc Frank, President
Phone:  (011) 972-3-977-0201

With a copy to:

Anslow & Jaclin, LLP
195 Route 9 South
Manalapan, NJ 07726
Attn: Eric M. Stein, Esq.
Phone (732) 409-1212
Fax (732) 577-1188

(b)	IX Energy:

IX Energy, Inc.
711 Third Avenue, Suite 1505
New York, NY 10017
Attn:  Steven Hoffman, Chief Executive Officer
Phone: 212-682-5068
Facsimile: [_________]

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attn:  Greg Sichenzia, Esq.
Phone:  (212) 930-9700
Telecopier:  (212) 930-9725

Change of Address

11.5    Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

11.6    Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

11.7    Time is expressly declared to be the essence of this Agreement.

Entire Agreement

11.8    The provisions contained herein constitute the entire agreement among IX Energy, the Acquirer and YOO respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among IX Energy, the Acquirer and YOO with respect to the subject matter hereof.

Enurement

11.9    This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

11.10   This Agreement is not assignable without the prior written consent of the parties hereto.

Expenses

11.11   Each party agrees to pay, without right of reimbursement from any other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation; notwithstanding anything to the contrary herein.

Counterparts

11.12   This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by Facsimile will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

11.13    This Agreement is subject to the laws of the State of New York.

Termination

11.14    This Agreement may only be terminated at any time prior to the Closing Date:

(a)    upon mutual written consent authorized by the Board of Directors of YOO and IX Energy; or

(b)    by either YOO or IX Energy if the Closing shall not have been consummated by the close of business on September 30, 2008.

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

YOO INC.

By: /s/ Zvi Pessahc Frank
Zvi Pessahc Frank, Chief Executive Officer

IX ENERGY ACQUSITION, INC.

By: /s/ Zvi Pessahc Frank
Zvi Pessahc Frank, President

IX ENERGY, INC.

By: /s/ Steven Hoffman
Steven Hoffman, Chief Executive Officer